Exhibit 99.1

Madison Bancorp, Inc. Reports Results

for the Quarter Ended December 31, 2013

For More Information Contact

Michael P. Gavin

(410) 529-7400

Madison Bancorp, Inc.

Madison Bancorp, Inc. (the Company) (OTCBB: MDSN), the holding company for Madison Square Federal Savings Bank, reported a profit of $18,000 or $0.03 per basic and diluted common share for the three months ended December 31, 2013 as compared to a profit of $72,000 or $0.13 per basic and diluted common share for the three months ended December 31, 2012.

Net income for the nine months ended December 31, 2013 was $42,000 or $0.07 per basic and diluted common share, as compared to net income of $206,000 or $0.36 per basic and diluted common share for the nine months ended December 31, 2012.

Balance Sheet

Total assets decreased $3,512,000, or 2.3%, from $149,902,000 at March 31, 2013, to $146,390,000 at December 31, 2013 due to a $4,616,000, or 8.2%, decrease in investment securities available-for-sale, partially offset by an increase in net loans receivable of $671,000.

Total deposits decreased by $3,761,000, or 2.8%, to $130,895,000 at December 31, 2013 from $134,656,000 at March 31, 2013. This was primarily due to decreases in our higher cost certificates of deposit and our savings accounts, partially offset by increases in noninterest-bearing deposits and NOW and money market deposit accounts

Income Statement

Net income was $18,000 for the three months ended December 31, 2013, compared to $72,000 for the three months ended December 31, 2012. The decrease in net income for the current quarter was primarily the result of a decrease in noninterest revenue resulting from reductions in gains on the sale of investment securities. This decrease in noninterest revenue was partially offset by an increase in net interest income.

Net income was $42,000 for the nine months ended December 31, 2013, compared to $206,000 for the nine months ended December 31, 2012. The decrease in net income for the current period was primarily the result of a decrease in noninterest revenue resulting from reductions in gains on the sale of investment securities and gains on the sale of land and a decrease in net interest income. These decreases to income were only partially offset by a decrease in the provision for loan losses and decreases to noninterest expenses.

Net interest income after provision for loan losses, which excludes noninterest revenue and expense items, was $893,000 for the three months ended December 31, 2013, compared to $813,000 for the three months ended December 31, 2012, resulting in an increase of $80,000, or 9.8%, and $2,630,000 for the nine months ended December 31, 2013, compared to $2,468,000 for the nine months ended December 31, 2012, resulting in an increase of $162,000, or 6.5%. For both the three and nine month periods, the increase was primarily the result of decreases in interest expense and provision for loan losses, partially offset by decreases in interest revenue on loans, including fees.

President and Chief Executive Officer Michael P. Gavin commented, “We are pleased with our continued profitability. We have benefited from lower interest expense as we have managed the rates on our deposits. Continuing challenges to the banking industry as a whole include an economy which continues to expand at only a modest pace, recent increases and potential further increases to the historically low interest rates of the past few years, a sluggish housing market and the added challenges of navigating regulatory headwinds. Madison will, however, continue to make efforts to enhance performance by relying on our established areas of expertise: focusing on asset quality, managing our expenses and providing quality banking services to our customers.”

Madison Square Federal Savings Bank operates four full service branch offices located in Perry Hall, Fallston, Bel Air and Baltimore City, Maryland.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013. Accordingly, actual results may differ from those expressed in the forward-looking statements.

Madison Bancorp, Inc.

Consolidated Statements of Financial Condition

	December 31,	March 31,
	2013	2013
	(Unaudited)	(Audited)

Assets
Cash equivalents and time deposits	$5,327,362	$5,312,998
Investment securities available-for-sale	51,666,297	56,282,175
Loans receivable, net	84,211,395	83,540,352
Premises and equipment, net	3,481,463	3,538,379
Other assets	1,703,540	1,227,942
Total assets	$146,390,057	$149,901,846

Liabilities and Shareholders' Equity
Deposits	$130,895,024	$134,655,798
Other liabilities	2,259,698	985,960
Total liabilities	133,154,722	135,641,758
Total shareholders' equity	13,235,335	14,260,088
Total liabilities & shareholders' equity	$146,390,057	$149,901,846

Consolidated Statements of Operations

	For The Three Months Ended		For The Nine Months Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Interest revenue	$1,182,437	$1,259,319	$3,558,915	$3,938,444
Interest expense	269,798	385,578	875,823	1,239,979
Net interest income	912,639	873,741	2,683,092	2,698,465
Provision for loan losses	20,000	61,000	53,000	230,000
Net interest income after provision for loan losses	892,639	812,741	2,630,092	2,468,465
Noninterest revenue	44,547	174,307	127,728	498,727
Noninterest expense	919,470	914,807	2,716,275	2,760,727
Income before tax expense	17,716	72,241	41,545	206,465
Income tax expense	-	-	-	-
Net income available to common shareholders	$17,716	$72,241	$41,545	$206,465

Earnings per common share	$0.03	$0.13	$0.07	$0.36
Earnings per common share - assuming dilution	$0.03	$0.13	$0.07	$0.36